Exhibit 99

Investor contacts:

Erica Abrams, Vanessa Lehr

The Blueshirt Group for InterVideo

415-217-7722

erica@blueshirtgroup.com

vanessa@blueshirtgroup.com

InterVideo Reports Second Quarter 2004 Financial Results

Fremont, Calif., July 29, 2004 — InterVideo, Inc. (Nasdaq: IVII), a leading provider of DVD software, today reported financial results for the three-month period ended June 30, 2004. For the second quarter of 2004, InterVideo reported revenue of $16.7 million, which is in line with the Company’s guidance provided in the prior quarter. This compares to revenue of $13.1 million reported in the second quarter of 2003 and $18.8 million reported in the prior quarter.

The Company reported net income for the second quarter of 2004 of $1.1 million, or $0.07 per diluted share, which is lower than the Company’s guidance of $0.09-$0.11 per diluted share provided in the prior quarter. This compares to net income of $1.6 million, or $0.13 per diluted share, reported in the second quarter of 2003 and $2.6 million, or $0.17 per diluted share, reported in the prior quarter. The Company closed the quarter with $70.3 million in cash, cash equivalents and short-term investments.

Net income in the second quarter of 2004 was negatively impacted by product mix and lower than expected revenue from our higher margin products. In addition, the Company incurred slightly higher than expected operating expenses relating to R&D projects and Sarbanes Oxley related work.

Revenue from WinDVD represented 73% of total revenue in the second quarter of 2004, as compared to 83% of total revenue in the second quarter of 2003 and 78% of total revenue in the prior quarter. Revenue from other products represented 27% of total revenue in the second quarter of 2004, as compared to 17% of total revenue in the second quarter of 2003 and 22% of total revenue in the prior quarter.

“While we are disappointed in our bottom line performance in the quarter, we continue to see increasing strength in sales of our newer products, including WinDVD Creator and WinDVD Cinema,” commented Steve Ro, president and CEO of InterVideo. “Despite delays in shipping in the second quarter, we are encouraged with the level of interest in our InstantOn technology. NEC and Hitachi both started shipping our InstantOn product during the second quarter.

“Today, we are delighted to announce that we have signed a technology agreement with Microsoft Corporation whereby we have agreed to supply them with our DVD playback software for use in future products. While we are not prepared to identify the specific products or discuss the financial or pricing terms associated with this agreement, we believe that the Microsoft relationship is an important step in furthering InterVideo’s reputation in the DVD playback market.

“Unrelated to the Microsoft announcement, we are continuing to develop innovative applications for our technology in a variety of consumer electronics products and devices and are well-positioned to capitalize on some of these opportunities in the near term. One of the most encouraging accomplishments of late was our first design win in the mobile market place that we announced today with Cute Mobile Corp,” concluded Steve Ro.

Business Outlook

The following statements are based on current expectations and information available to us as of July 29, 2004; we do not undertake a duty to update them. Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

The Company currently forecasts revenue for the third quarter of 2004 in the range of $16.5-17.5 million and earnings per share in the range of $0.06 to $0.08.

Conference Call Details

The InterVideo Second Quarter 2004 teleconference and webcast is scheduled to begin at 4:30 p.m. Eastern Time, on Thursday, July 29, 2004. To access the live Webcast, please visit http://www.investor.intervideo.com or the main page of the investor relations section of Intervideo’s web site at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. A replay will be available approximately two hours after the conference call ends and will be available through midnight August 5, 2004. The replay number is (800) 405-2236 or (303) 590-3000, with passcode 11004105. Separately, the archived Webcast will be available on our website through July 29, 2005.

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by the majority of the leading PC OEMs. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510/651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance, including expected revenues and earnings per share for the third quarter of 2004, our expected sales of new products and our ability to develop applications for our technology in consumer electronics products. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our relationship with our retail and OEM customers and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s annual report on Form 10-K for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the second quarter of fiscal 2004 are not necessarily indicative of InterVideo’s operating results for any future periods.

InterVideo is a registered trademark of InterVideo, Inc. All other trademarks are the property of their respective holders.

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INTERVIDEO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Revenue	$16,704	$13,099	$35,525	$26,472
Cost of revenue :	7,719	5,398	15,653	10,833

Gross Profit	8,985	7,701	19,872	15,639
Operating Expenses :
Research and development	2,608	1,907	4,897	3,621
Sales and marketing	2,713	2,120	5,471	4,395
General and administrative	1,975	901	3,680	1,854
Stock-based compensation	74	217	149	550

Total operating expenses	7,370	5,145	14,197	10,420

Income from operations	1,615	2,556	5,675	5,219
Other income, net	262	75	435	163

Income before income taxes	1,877	2,631	6,110	5,382
Provision for income taxes	747	1,057	2,377	2,200

Net income	$1,130	$1,574	$3,733	$3,182

Net income per share :
Basic	$0.08	$0.61	$0.28	$1.25

Diluted	$0.07	$0.13	$0.24	$0.26

Number of shares used in net income per share calculation:
Basic	13,410	2,561	13,314	2,551

Diluted	15,366	12,096	15,371	12,127

INTERVIDEO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2004	December 31, 2003
Current assets :
Cash and cash equivalents	$33,652	$46,875
Short term investments	36,621	22,862
Accounts receivable (net of $149 and $254 allowance, respectively)	7,012	5,515
Deferred tax assets	1,722	1,543
Prepayments and other current assets	1,504	1,976
Inventory	521	492

Total current assets	81,032	79,263
Property and equipment, net	2,321	2,241
Goodwill	1,018	1,018
Other purchased intangible assets	183	283
Deferred tax assets	4,685	4,685
Long term investments	1,662	—
Other assets	329	429

Total assets	$91,230	$87,919

Current liabilities :
Accounts payable	$912	$1,039
Accrued liabilities	10,886	9,503
Income tax payable	678	1,539
Deferred revenue	4,070	3,422

Total current liabilities	16,546	15,503

Stockholders’ equity :
Common stock, $0.001 par value, 150,000 shares authorized, 13,415 and 12,970 shares issued and outstanding, respectively	13	13
Additional paid-in capital	74,711	76,283
Notes receivable from stockholders	(925)	(905)
Deferred stock compensation	(241)	(531)
Accumulated other comprehensive loss	(286)	(123)
Retained earnings (accumulated deficit)	1,412	(2,321)

Total stockholders’ equity	74,684	72,416

Total liabilities and stockholders’ equity	$91,230	$87,919